Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

SolarEdge Technologies Inc. (“SolarEdge” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.0001 per share (the “common stock”).

DESCRIPTION OF COMMON STOCK

The following sets forth a summary of the material terms of SolarEdge’s common stock, including certain provisions of the Delaware General Corporation Law (as the same exists or may hereafter be amended (the “DGCL”)), the Restated Certificate of Incorporation of SolarEdge (the “certificate of incorporation”) and the Amended and Restated Bylaws of SolarEdge (the “bylaws”). This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the certificate of incorporation and bylaws. You should refer to the certificate of incorporation and bylaws, which are incorporated by reference to our Annual Report on Form 10-K, for a complete description of the rights and preferences of our common stock. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

General
Under the certificate of incorporation, SolarEdge is authorized to issue up to 220,000,000 shares, of which 125,000,000 shares shall be designated as common stock, and 95,000,000 shall be designated as preferred stock, par value $.0001 per share (the “preferred stock”). The shares of common stock currently outstanding are fully paid and non-assessable.

The certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of SolarEdge (the “board”) is authorized to fix the voting rights, if any, designations, powers, preferences and relative participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of shares of our common stock and could have anti-takeover effects. The ability of the board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of SolarEdge or the removal of existing management. SolarEdge has no preferred stock outstanding as of the date hereof.

Voting Rights
Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of SolarEdge. Holders of shares of common stock do not have cumulative voting rights.

Dividend Rights
Holders of shares of common stock are entitled to receive dividends, if, as and when declared by our board of directors, out of our legally available assets, in cash, property, shares of our common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any.

Distributions in Connection with Mergers or Other Business Combinations
Upon a merger, consolidation or substantially similar transaction, holders of each class of common stock are entitled to receive equal per share payments or distributions.

Liquidation, Dissolution or Similar Rights
Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Preemptive or Other Rights
The certificate of incorporation does not provide for any preemptive rights. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Forum Selection Provisions
Under our certificate of incorporation, unless SolarEdge, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). This provision applies to (a) any derivative action or proceeding brought on behalf of SolarEdge, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of SolarEdge to SolarEdge or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or SolarEdge’s certificate of incorporation or bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine. In addition, our certificate of incorporation further provides, unless SolarEdge, in writing, selects or consents to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any complainant asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of our forum selection provisions.

Certain Anti-Takeover Provisions of the DGCL, Our certificate of incorporation and Our Bylaws
Certain additional provisions of the DGCL, our certificate of incorporation and our bylaws could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors. They include, among others, the following:

Board Classification. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the directors serving three-year terms; provided that such division of directors into classes shall terminate upon the election of directors at SolarEdge’s 2026 annual meeting of stockholders. As a result, each director elected by the stockholders at SolarEdge’s 2024 annual meeting of stockholders and thereafter shall serve for a term expiring at the next succeeding annual meeting of stockholders.  Until such time as our board is fully declassified, the classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

No Cumulative Voting. Our certificate of incorporation provides that stockholders are not permitted to cumulate votes in the election of directors.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder's notice needs to be sent to and received at our principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which a public announcement of the date of the annual meeting was made by us. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror's own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that, except for such additional directors, if any, as are elected by the holders of any series of preferred stock, any director may be removed by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon (i) until the election of directors at SolarEdge’s 2026 annual meeting of stockholders, only for cause and (ii) from and after the election of directors at SolarEdge’s 2026 annual meeting of stockholders, with or without cause..

Vacancies. Our certificate of incorporation also provides that any newly created directorship on our board of directors that result from an increase in the number of directors and any vacancy occurring in our board of directors shall only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any "interested stockholder" (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

◦	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;
◦
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

◦
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.